Exhibit 99.1

News Release

MainStreet BankShares, Inc. and Franklin Community Bank, N.A.

Announce New President/CEO and Executive Officer

For Immediate Release:	July 25, 2013

MainStreet BankShares, Inc., in Martinsville, Virginia and Franklin Community Bank, N.A. in Rocky Mount, Virginia, announce new President/CEO and Executive Officer. Brenda H. Smith has been named President and Chief Executive Officer of MainStreet BankShares, Inc. and Franklin Community Bank, N.A. She has also been named a director of Franklin Community Bank, N.A. Brenda has been Acting President and CEO since December 2012, upon the vacancy left by the tragic death of President and CEO, Larry A. Heaton. Prior to December, she was the Company’s Executive Vice President and Chief Financial Officer. Brenda has been with MainStreet since its inception in 1999.

In addition, Todd S. Hammock has been named Executive Vice President and Senior Lender of Franklin Community Bank, N. A. Todd was Franklin Community Bank’s Vice President and Head of Business Lending. Todd has twenty years of banking and lending experience and is a native to Franklin County.

Joel R. Shepherd, Chairman of the Boards of Directors of MainStreet and Franklin Community Bank, N. A. stated, “During our search process we evaluated both external and internal candidates to fill the vacant President and CEO positions at MainStreet and Franklin Bank.  We are pleased that our organization has the depth of talent to allow these positions to be filled internally. Brenda has been a tremendous asset to our company, serving as its CFO since its founding in 1999. She has demonstrated the leadership and skill set necessary to lead our company going forward.”

Brenda H. Smith commented, “I am extremely excited and honored to remain in my role at MainStreet and Franklin Bank. I look forward to working with our talented team of employees and directors to create shareholder value and to continue being active in the communities in which we serve. Todd’s promotion to Executive Vice President and Senior Lender will allow us to more fully utilize his breadth of experience from his years in banking.  Todd will work closely with all our lenders to further enhance our product offerings to better serve our markets.”

Todd S. Hammock stated, “I appreciate the opportunity to lead the lending function at Franklin Community Bank, N. A. and guide its direction and growth. I am enthusiastic about being able to give back to the community where I live and to help our clients obtain their business and financial goals.”

MainStreet is the bank holding company for Franklin Community Bank, N.A. and MainStreet RealEstate, Inc.

Contact:	Brenda H. Smith, President/CEO or Joel R. Shepherd (Chairman)

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-7422